Exhibit 3.2

ARTICLES OF AMENDMENT

OF

FNB UNITED CORP.

The undersigned corporation hereby submits these Articles of Amendment for the purpose of amending its Articles of Incorporation:

1. The name of the corporation is FNB United Corp.

2. The text of the amendment to the Articles of Incorporation of the corporation is as follows:

RESOLVED, that the Articles of Incorporation of this corporation hereby are amended by adding the following paragraph at the end of Article IV:

“Each one hundred (100) shares of Common Stock issued and outstanding at the close of business on the date the Articles of Amendment with respect to this amendment become effective shall automatically be combined into one (1) validly issued, fully paid and nonassessable share of Common Stock. Upon this amendment becoming effective, each certificate representing shares of Common Stock immediately prior to the effectiveness of this amendment shall represent the number of shares of Common Stock into which the shares of Common Stock represented by such certificate shall be combined, rounded up to the nearest whole number. No scrip or fractional shares will be issued in connection with this reverse stock split.”

3. The amendment was approved by the shareholders of the corporation on October 19, 2011 in the manner required by the North Carolina Business Corporation Act.

4. These articles of amendment shall become effective at 4:00 p.m. on October 31, 2011.

This the 31st day of October, 2011.

FNB UNITED CORP.

By:	/s/ Brian E. Simpson
Brian E. Simpson, Chief Executive Officer